Exhibit 99.1

SiTime Reports Second Quarter 2020 Financial Results

SANTA CLARA, Calif., August 5, 2020 – SiTime Corporation, (Nasdaq: SITM), a market leader in MEMS timing, today announced financial results for the second quarter ended June 30, 2020.

Net revenue in the second quarter of 2020 was $21.5 million, a 35.5% increase from the $15.8 million in the second quarter of 2019.

Generally Accepted Accounting Principles (GAAP) Results

In the second quarter of 2020 gross margins were $10.0 million, or 46.5% of revenue, operating expenses were $15.3 million, or 71.0% of revenue, GAAP loss from operations was $5.3 million, or 24.5% of revenue and net loss was $5.6 million, or $0.36 per diluted share.

Total cash and cash equivalents were $102.5 million on June 30, 2020.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

In the second quarter of 2020, non-GAAP gross margins were $10.1 million, or 46.8% of revenue, operating expenses were $11.9 million, or 55.6% of revenue, non-GAAP loss from operations was $1.9 million, or 8.7% of revenue and non-GAAP net loss was $2.2 million, or $0.14 per diluted share.

Conference Call

SiTime will broadcast its second quarter of 2020 financial results conference call today, August 5, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 7234049. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 1.5 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	June 30, 2020	March 31, 2020
	(in thousands, except per share data)
Revenue	$21,473	$21,742
Cost of revenue	11,490	11,766
Gross profit	9,983	9,976
Operating expenses:
Research and development	7,398	7,024
Sales, general and administrative	7,856	7,808
Total operating expenses	15,254	14,832
Loss from operations	(5,271)	(4,856)
Interest expense	(313)	(303)
Other income (expense), net	(20)	68
Loss before income taxes	(5,604)	(5,091)
Income tax (expense) benefit	1	(2)
Net loss	$(5,603)	$(5,093)
Net loss attributable to common stockholder and comprehensive income	$(5,603)	$(5,093)
Net loss per share attributable to common stockholder, basic	$(0.36)	$(0.34)
Weighted-average shares used to compute basic net loss per share	15,371	15,010
Net loss per share attributable to common stockholder, diluted	$(0.36)	$(0.34)
Weighted-average shares used to compute diluted net loss per share	15,371	15,010

SiTime Corporation Unaudited Reconciliation of Non-GAAP Adjustments

	Three Months Ended
	June 30, 2020	March 31, 2020
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$21,473	$21,742
GAAP gross profit	9,983	9,976
GAAP gross margin	46.5%	45.9%
Stock-based compensation	70	56
Non-GAAP gross profit	$10,053	$10,032
Non-GAAP gross margin	46.8%	46.1%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	7,398	7,024
Stock-based compensation	(1,135)	(1,061)
Non-GAAP research and development expenses	$6,263	$5,963

GAAP sales, general and administrative expenses	7,856	7,808
Stock-based compensation	(2,190)	(1,857)
Non-GAAP sales, general and administrative expenses	$5,666	$5,951
Total Non-GAAP operating expenses	$11,929	$11,914

Reconciliation of GAAP loss from operations to non-GAAP loss from operations
GAAP loss from operations	$(5,271)	$(4,856)
Stock-based compensation	3,395	2,974
Non-GAAP loss from operations	$(1,876)	$(1,882)
Non-GAAP loss from operations as a percentage of revenue	-8.7%	-8.7%

Reconciliation of GAAP net loss to non-GAAP net loss
GAAP net loss	$(5,603)	$(5,093)
Stock-based compensation	3,395	2,974
Non-GAAP net loss	$(2,208)	$(2,119)
Weighted-average shares used to compute diluted net loss per share	15,371	15,010

GAAP net loss per share diluted	$(0.36)	$(0.34)
Non-GAAP adjustments detailed above	0.22	0.20
Non-GAAP net loss per share diluted	$(0.14)	$(0.14)

SiTime Corporation Unaudited GAAP Condensed Consolidated Balance Sheet

	As of
	June 30, 2020	March 31, 2020
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$102,486	$71,248
Accounts receivable, net	13,001	15,820
Related party accounts receivable	581	565
Inventories	14,781	14,159
Prepaid expenses and other current assets	1,581	3,179
Total current assets	132,430	104,971
Property and equipment, net	10,415	9,627
Intangible assets, net	3,002	3,663
Right-of-use assets, net	9,467	9,780
Other assets	162	173
Total assets	$155,476	$128,214
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$5,004	$4,315
Accrued expenses and other current liabilities	8,333	8,020
Loan obligations	35,000	50,000
Total current liabilities	48,337	62,335
Lease liabilities	7,570	7,865
Total liabilities	55,907	70,200
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	164,287	117,129
Accumulated deficit	(64,720)	(59,117)
Total stockholders’ equity	99,569	58,014
Total liabilities and stockholders’ equity	$155,476	$128,214

SiTime Corporation Unaudited GAAP Condensed Consolidated Balance Sheets

	As of
	June 30, 2020	March 31, 2020
	(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$102,486	$71,248
Accounts receivable, net	13,001	15,820
Related party accounts receivable	581	565
Inventories	14,781	14,159
Prepaid expenses and other current assets	1,581	3,179
Total current assets	132,430	104,971
Property and equipment, net	10,415	9,627
Intangible assets, net	3,002	3,663
Right-of-use assets, net	9,467	9,780
Other assets	162	173
Total assets	$155,476	$128,214
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$5,004	$4,315
Accrued expenses and other current liabilities	8,333	8,020
Loan obligations	35,000	50,000
Total current liabilities	48,337	62,335
Lease liabilities	7,570	7,865
Total liabilities	55,907	70,200
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	164,287	117,129
Accumulated deficit	(64,720)	(59,117)
Total stockholders’ equity	99,569	58,014
Total liabilities and stockholders’ equity	$155,476	$128,214

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

949-224-3874 | 214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com